Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of The Yankee Candle Company, Inc. on Form S-3 of our report dated February 11, 2003, included and incorporated by reference in the Annual Report on Form 10-K of The Yankee Candle Company, Inc. for the fifty-two weeks ended December 28, 2002, and to the use of our report dated February 11, 2003, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP
Boston, Massachusetts
May 5, 2003